News Release

For Immediate Release:	For More Information,
April 29, 2010	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports First Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today first quarter net income available to common shareholders of $3.4 million compared to $3.1 million reported in the first quarter of 2009.  Earnings per diluted common share were $0.20 in the first quarter of 2010 compared to $0.19 in the first quarter of 2009.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2010 amounted to $31.2 million, a 41.0% increase over the first quarter of 2009.  The increase in net interest income was primarily due to balance sheet growth and a higher net interest margin.

The Company’s net interest margin (tax-equivalent net interest income divided by average earnings assets) in the first quarter of 2010 was 4.16%, a 24 basis point increase from the 3.92% realized in the fourth quarter of 2009 and a 48 basis point increase from the 3.68% margin realized in the first quarter of 2009.  The primary reason for the increase in the net interest margin is that the Company has been able to lower rates on maturing time deposits that were originated in periods of higher interest rates.

The Company’s net interest income has also been impacted by certain purchase accounting adjustments related to the June 2009 acquisition of Cooperative Bank and to a lesser degree the 2008 acquisition of Great Pee Dee Bancorp.  See page 4 of the Financial Summary for a table that presents the impact of the purchase accounting adjustments.

Provision for Loan Losses and Asset Quality

The Company’s provision for loan losses amounted to $7.6 million in the first quarter of 2010 compared to $6.6 million in the fourth quarter of 2009 and $4.5 million in the first quarter of 2009.  The higher provision for loan losses is a result of higher levels of classified and nonperforming assets.

The increases in the provisions for loan losses are primarily attributable to the Company’s “non-covered” loan portfolio, which excludes loans assumed from Cooperative Bank that are subject to loss share agreements with the FDIC.  The Company does not expect to record any significant loan loss provisions in the foreseeable future related to the loan portfolio acquired from Cooperative because these loans were written down to estimated fair market value in connection with the recording of the acquisition.

The Company’s non-covered nonperforming assets amounted to $101 million at March 31, 2010, compared to $92 million at December 31, 2009 and $45 million at March 31, 2009.   At March 31, 2010, the ratio of non-covered nonperforming assets to total non-covered assets was 3.58%, compared to 3.10% at December 31, 2009, and 1.66% at March 31, 2009.

The Company’s ratio of annualized net charge-offs to average non-covered loans was 1.01% for the first quarter of 2010 compared to 0.69% in the fourth quarter of 2009 and 0.34% in the first quarter of 2009.

     The Company’s nonperforming assets that are covered by FDIC loss share agreements have increased from $91 million at June 30, 2009 to $184 million at March 31, 2010.  The Company continues to submit claims to the FDIC on a regular basis and has received total cash reimbursements from the FDIC of over $60 million since the Cooperative acquisition.

Noninterest Income

Total noninterest income was $5.7 million in the first quarter of 2010, a 20.0% increase from the $4.7 million recorded in the first quarter of 2009.  Increased levels of noninterest income were realized across most categories of income as a result of a larger customer base that resulted from the Cooperative Bank acquisition in June 2009. The $5.7 million in noninterest income in the first quarter of 2010 was a decrease from the $6.3 million realized in the fourth quarter of 2009.  The decrease is attributable to seasonal fluctuations in nonsufficient fund fees and lower fees realized from presold mortgages as a result of lower refinancing activity.

Noninterest Expenses

Noninterest expenses amounted to $22.3 million in the first quarter of 2010, a 39.8% increase over the $15.9 million recorded in the same period of 2009.  The increase is primarily attributable to incremental operating expenses associated with the Cooperative acquisition, including approximately $1.0 million in expenses related to collection activities on Cooperative loans and foreclosed properties (net of FDIC reimbursements) compared to $794,000 in the fourth quarter of 2009 and zero in the first quarter of 2009.  The increase in the first quarter of 2010 was also impacted by a fraud loss of $600,000 and an increase in FDIC insurance premiums, which increased from $756,000 in the first quarter of 2009 to $1.2 million in the current quarter.

The Company’s effective tax rate was approximately 36%-37% for all periods presented.

Balance Sheet and Capital

Total assets at March 31, 2010 amounted to $3.4 billion, 26.1% higher than a year earlier.  Total loans at March 31, 2010 amounted to $2.6 billion, a 19.1% increase from a year earlier, and total deposits amounted to $2.9 billion at March 31, 2010, a 34.2% increase from a year earlier.  Substantially all of the balance sheet growth relates to the 2009 acquisition of Cooperative Bank, a bank with assets of $958 million that was closed by regulatory authorities on June 19, 2009.  See the Company’s 2009 Annual Report on Form 10-K for more information regarding this acquisition.

The Company continues to experience a general decline in loans, with loans decreasing approximately $47 million, or 1.8%, since December 31, 2009.  Although the Company originates and renews a significant amount of loans each month, normal paydowns of loans are exceeding new loan growth.  Overall, loan growth remains weak in most of the Company’s market areas.

The Company’s deposits declined by $63 million, or 2.1%, during the first quarter of 2010.  This decrease was primarily a result of the loss of $70 million in relatively high cost time deposits, including $51 million in internet time deposits, that matured and were not renewed during the first quarter of 2010.  Brokered deposits remained at a low level at March 31, 2010, comprising just 3.1% of total deposits, with internet deposits comprising an additional 2.7%.

During the first quarter of 2010, the Company utilized a portion of its excess liquidity to pay down its level of borrowings by $100 million.

The Company remains well-capitalized by all regulatory standards with a Total Risk-Based Capital Ratio of 15.58%.  The Company’s tangible common equity to tangible assets ratio was 6.31% at March 31, 2010.  The Company continues to have outstanding $65 million in preferred stock that was issued to the US Treasury in January 2009.  The Company has no immediate plans to redeem this stock in light of the challenging economic conditions.

Comments of the President and Other Business Matters

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on today’s report, “Despite the ongoing economic challenges, we continue to be profitable, primarily as a result of our strong net interest margin and our excellent expense control.  I am especially pleased that our net interest margin has increased for a fourth consecutive quarter.  When the economy in our market areas improves, I believe we are well positioned for greater success.”

Mr. Ocheltree noted the following other corporate developments:

•	The Company’s Annual Shareholders’ Meeting is scheduled for 3:00 p.m. on May 13, 2010 at the James H. Garner Center in Troy, North Carolina.

•	The Company is finalizing the construction of a branch facility in Christiansburg, VA and anticipates opening the branch in May 2010. This will be the Company’s sixth branch in southwestern Virginia.

•
On February 11, 2010, the Company’s insurance subsidiary, First Bank Insurance Services, acquired The Insurance Center, Inc., a Montgomery County, NC based property and casualty insurance agency with over 500 customers.

•
On February 25, 2010, the Company announced a quarterly cash dividend of $0.08 cents per share payable on April 23, 2010 to shareholders of record on March 31, 2010.  This is the same dividend rate as the Company declared in the first quarter of 2009.

•	There was no stock repurchase activity during 2010.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.4 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that now operates 91 branches, with 77 branches operating in the central piedmont and coastal regions of North Carolina, 9 branches in South Carolina (Cheraw, Dillon, Florence, Latta, Jefferson, and Little River), and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Blacksburg, Virginia. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties.  Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events.  Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.  For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended March 31,		Percent
($ in thousands except per share data - unaudited)	2010	2009	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$38,218	32,552
Interest on investment securities	1,884	1,932
Other interest income	207	39
Total interest income	40,309	34,523	16.8%
Interest expense
Interest on deposits	8,560	11,425
Other, primarily borrowings	572	988
Total interest expense	9,132	12,413	(26.4%)
Net interest income	31,177	22,110	41.0%
Provision for loan losses	7,623	4,485	70.0%
Net interest income after provision for loan losses	23,554	17,625	33.6%
Noninterest income
Service charges on deposit accounts	3,465	2,974
Other service charges, commissions, and fees	1,345	1,121
Fees from presold mortgages	372	159
Commissions from financial product sales	422	494
Data processing fees	32	29
Securities gains (losses)	9	(63)
Other gains	49	32
Total noninterest income	5,694	4,746	20.0%
Noninterest expenses
Personnel expense	11,100	8,826
Occupancy and equipment expense	3,027	2,069
Intangibles amortization	215	98
Other operating expenses	7,938	4,944
Total noninterest expenses	22,280	15,937	39.8%
Income before income taxes	6,968	6,434	8.3%
Income taxes	2,530	2,353	7.5%
Net income	$4,438	4,081	8.7%

Preferred stock dividends and accretion	(1,027)	(941)

Net income available to common shareholders	$3,411	3,140	8.6%

Earnings per common share – basic	$0.20	0.19	5.3%
Earnings per common share – diluted	0.20	0.19	5.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$31,177	22,110
Tax-equivalent adjustment (1)	295	163
Net interest income, tax-equivalent	$31,472	22,273	41.3%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary - page 2

	Three Months Ended March 31,
PERFORMANCE RATIOS (annualized)	2010	2009
Return on average assets (1)	0.40%	0.49%
Return on average common equity (2)	4.91%	5.70%
Net interest margin - tax equivalent (3)	4.16%	3.68%
Efficiency ratio - tax equivalent (3) (4)	59.95%	58.98%
Net charge-offs to average non-covered loans	1.01%	0.34%

COMMON SHARE DATA
Cash dividends declared - common	$0.08	0.08
Stated book value - common	16.76	13.26
Tangible book value - common	12.52	9.19
Common shares outstanding at end of period	16,739,005	16,620,896
Weighted average shares outstanding - basic	16,732,518	16,608,625
Weighted average shares outstanding - diluted	16,763,110	16,617,732

CAPITAL RATIOS
Tangible equity to tangible assets	8.27%	8.30%
Tangible common equity to tangible assets	6.31%	5.82%
Tier I leverage ratio	9.60%	10.71%
Tier I risk-based capital ratio	14.32%	12.89%
Total risk-based capital ratio	15.58%	14.15%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,440,537	2,616,890
Loans	2,627,638	2,202,782
Earning assets	3,065,134	2,452,479
Deposits	2,910,543	2,106,424
Interest-bearing liabilities	2,799,549	2,080,757
Shareholders’ equity	346,526	282,515

(1)  Calculated by dividing annualized net income available to common shareholders by average assets.
(2)  Calculated by dividing annualized net income available to common shareholders by average common equity.
(3)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(4)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Net interest income - tax equivalent (1)	$31,472	31,280	30,731	23,630	22,273
Taxable equivalent adjustment (1)	295	247	221	187	163
Net interest income	31,177	31,033	30,510	23,443	22,110
Provision for loan losses	7,623	6,575	5,200	3,926	4,485
Noninterest income	5,694	6,255	5,741	72,776	4,746
Noninterest expense	22,280	22,458	20,953	19,203	15,937
Income before income taxes	6,968	8,255	10,098	73,090	6,434
Income taxes	2,530	2,987	3,716	28,562	2,353
Net income	4,438	5,268	6,382	44,528	4,081
Preferred stock dividends and accretion	1,027	1,014	995	1,022	941
Net income available to common shareholders	3,411	4,254	5,387	43,506	3,140

Earnings per common share – basic	0.20	0.25	0.32	2.62	0.19
Earnings per common share – diluted	0.20	0.25	0.32	2.61	0.19

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - page 3

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At March 31, 2010	At Dec. 31, 2009	At March 31, 2009	One Year Change
Assets
Cash and due from banks	$51,827	60,071	62,760	-17.4%
Interest bearing deposits with banks	203,291	290,801	126,770	60.4%
Total cash and cash equivalents	255,118	350,872	189,530	34.6%

Investment securities	213,093	214,168	184,193	15.7%
Presold mortgages	1,494	3,967	5,014	-70.2%

Loans – non-covered	2,117,873	2,132,843	2,187,466	-3.2%
Loans – covered by FDIC loss share agreement	488,259	520,022	−	n/m
Total loans	2,606,132	2,652,865	2,187,466	19.1%
Allowance for loan losses	(39,690)	(37,343)	(31,912)	24.4%
Net loans	2,566,442	2,615,522	2,155,554	19.1%

Premises and equipment	54,009	54,159	52,097	3.7%
FDIC loss share receivable	117,003	143,221	−	n/m
Intangible assets	71,017	70,948	67,682	4.9%
Other real estate owned – non-covered	10,818	8,793	5,428	99.3%
Other real estate owned – covered	68,044	47,430	−	n/m
Other assets	36,150	36,276	32,052	12.8%
Total assets	$3,393,188	3,545,356	2,691,550	26.1%

Liabilities
Deposits:
Non-interest bearing demand	$282,298	272,422	231,263	22.1%
NOW accounts	313,975	362,366	209,985	49.5%
Money market accounts	537,296	496,940	381,362	40.9%
Savings accounts	155,603	149,338	128,914	20.7%
Brokered time deposits	90,061	76,332	80,578	11.8%
Internet time deposits	77,209	128,024	6,494	n/m
Other time deposits > $100,000	711,231	704,128	530,895	34.0%
Other time deposits	702,879	743,558	569,628	23.4%
Total deposits	2,870,552	2,933,108	2,139,119	34.2%

Repurchase agreements	67,394	64,058	59,293	13.7%
Borrowings	76,695	176,811	182,159	-57.9%
Other liabilities	32,918	28,996	25,537	28.9%
Total liabilities	3,047,559	3,202,973	2,406,108	26.7%

Shareholders’ equity
Preferred stock	65,000	65,000	65,000	0.0%
Discount on preferred stock	(3,575)	(3,789)	(4,391)	-18.6%
Common stock	98,440	98,099	96,687	1.8%
Common stock warrants	4,592	4,592	4,592	0.0%
Retained earnings	184,982	182,908	133,762	38.3%
Accumulated other comprehensive income	(3,810)	(4,427)	(10,208)	-62.7%
Total shareholders’ equity	345,629	342,383	285,442	21.1%
Total liabilities and shareholders’ equity	$3,393,188	3,545,356	2,691,550	26.1%

First Bancorp and Subsidiaries Financial Summary - page 4

	For the Three Months Ended
YIELD INFORMATION	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Yield on loans	5.90%	5.97%	6.01%	6.00%	5.99%
Yield on securities - tax equivalent (1)	4.13%	3.97%	4.23%	4.46%	4.80%
Yield on other earning assets	0.38%	0.36%	0.34%	0.26%	0.22%
Yield on all interest earning assets	5.37%	5.35%	5.45%	5.65%	5.74%

Rate on interest bearing deposits	1.32%	1.61%	1.82%	2.24%	2.47%
Rate on other interest bearing liabilities	1.41%	1.17%	1.36%	2.40%	1.97%
Rate on all interest bearing liabilities	1.32%	1.58%	1.78%	2.25%	2.42%

Interest rate spread - tax equivalent (1)	4.05%	3.77%	3.72%	3.40%	3.32%
Net interest margin - tax equivalent (2)	4.16%	3.92%	3.87%	3.74%	3.68%

Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	Positive (negative) impact on net interest income

Interest income – reduced by premium amortization on loans	$(49)	(49)	(49)	(49)	(49)
Interest income – increased by accretion of loan discount	1,484	1,469	−	−	−
Interest expense – reduced by premium amortization of deposits	1,184	1,639	2,072	−	200
Interest expense – reduced by premium amortization of borrowings	116	116	116	116	116
Impact on net interest income	$2,735	3,175	2,139	67	267

First Bancorp and Subsidiaries Financial Summary - page 5

ASSET QUALITY DATA ($ in thousands)	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009	March 31, 2009

Non-covered nonperforming assets
Nonaccrual loans	$63,415	62,206	51,015	43,210	35,296
Restructured loans	27,207	21,283	6,963	3,995	3,995
Accruing loans > 90 days past due	-	-	-	-	-
Total non-covered nonperforming loans	90,622	83,489	57,978	47,205	39,291
Other real estate	10,818	8,793	7,549	6,032	5,428
Total non-covered nonperforming assets	$101,440	92,282	65,527	53,237	44,719

Covered nonperforming assets (1)
Nonaccrual loans (2)	$105,043	117,916	122,308	78,413	-
Restructured loans	11,379	-	-	-	-
Accruing loans > 90 days past due	-	-	-	-	-
Total covered nonperforming loans	116,422	117,916	122,308	78,413	-
Other real estate	68,044	47,430	10,439	12,415	-
Total covered nonperforming assets	$184,466	165,346	132,747	90,828	-

Total nonperforming assets	$285,906	257,628	198,274	144,065	44,719
Asset Quality Ratios – All Assets
Net charge-offs to average loans - annualized	0.81%	0.54%	0.57%	0.47%	0.34%
Nonperforming loans to total loans	7.94%	7.59%	6.68%	4.58%	1.80%
Nonperforming assets to total assets	8.43%	7.27%	5.63%	4.09%	1.66%
Allowance for loan losses to total loans	1.52%	1.41%	1.28%	1.21%	1.46%
Allowance for loan losses to nonperforming loans	19.17%	18.54%	19.11%	26.42%	81.22%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans - annualized	1.01%	0.69%	0.72%	0.49%	0.34%
Non-covered nonperforming loans to non-covered loans	4.28%	3.91%	2.70%	2.17%	1.80%
Non-covered nonperforming assets to total non-covered assets	3.58%	3.10%	2.21%	1.81%	1.66%
Allowance for loan losses to non-covered loans	1.87%	1.75%	1.60%	1.53%	1.46%
Allowance for loan losses to non-covered nonperforming loans	43.80%	44.73%	59.41%	70.30%	81.22%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.
(2) At March 31, 2010, the contractual balance of the nonaccrual loans covered by the FDIC loss share agreements was $166.3 million.